OWENS & MINOR, INC.
2022 PERFORMANCE STOCK UNIT AWARD AGREEMENT
THIS 2022 PERFORMANCE STOCK UNIT AWARD AGREEMENT (“Agreement”) dated as of Grant Date between Owens & Minor, Inc., a Virginia corporation (the “Company”), and Participant Name (“Participant”) is made pursuant to and subject to the provisions of the Company's 2018 Stock Incentive Plan (as amended, the “Plan”). All capitalized terms used in this Agreement that are not otherwise defined shall have the same meanings given to them in the Plan.
1.Grant of Performance Stock Unit Award. In accordance with the Plan, on Grant Date (the “Date of Grant”), the Company granted to the Participant, subject to the terms and conditions of the Plan and the terms and conditions set forth in this Agreement, __# Shs Granted____ shares of performance-based stock units (“PSUs”) as more particularly described herein and subject to the requirements of Section 2. The Participant will earn the PSUs to the extent that the requirements of Section 2 are satisfied. The Company will issue shares of Common Stock in accordance with Section 3 of this Agreement in settlement of the PSUs, if any, that the Participant earns in accordance with Section 2.
2.Earning PSUs. Subject to the other provisions of this Agreement, this Section 2 determines the number of PSUs that the Participant may earn under this Agreement.
(a)Initial Aggregate Adjusted EPS Payout Performance
(i)    Step No. 1. Determine the Initial Aggregate Adjusted EPS achieved for the Performance Period.
(ii)Step No. 2. Determine the Aggregate Adjusted EPS Payout Percentage achieved for the Performance Period from the chart below that correlates to the Aggregate Adjusted EPS actually achieved. For purposes of determining the level of achievement and/or the Aggregate Adjusted EPS Payout Performance, if Aggregate Adjusted EPS is achieved at a level between Threshold and Target or between Target and Maximum, as the case may be, the level of performance will be determined based on a straight-line interpolation of the achievement levels and/or Aggregate Adjusted EPS Payout Percentages between Threshold and Target and Target and Maximum, as applicable (rounded down to the nearest hundredth of a percent). If Aggregate Adjusted EPS is achieved at Threshold or below, the Aggregate Adjusted EPS Payout Percentage shall be zero percent (0%). If Aggregate Adjusted EPS is achieved at Maximum or greater, the Aggregate Adjusted EPS Payout Percentage shall be two hundred percent (200%).

Initial Aggregate Adjusted EPS Payout Performance
	Threshold	Target	Maximum
Initial Aggregate Adjusted EPS Goal Cumulative Performance Period	[____]	[____]	[____]
Initial Aggregate Adjusted EPS Payout Percentage	0%	100%	200%

(b) Relative TSR Adjustment
(i) Step No. 1. Calculate the Total Shareholder Return (“TSR”) of the Company relative to the Russell 3000 Medical Equipment and Services Sector Index for the Performance Period. For purposes of calculating the TSR:
    (a) The applicable composition of the Russell 3000 Medical Equipment and Services Sector Index shall be the companies included in such index at the beginning of the Performance Period (the “TSR Index”) adjusted pursuant to subsection (b), below.
    (b) Changes in the composition of the Russell 3000 Medical Equipment and Services Sector Index during the Performance Period will be accounted for as follows: those companies acquired, taken private, or de-listed, if any, will be removed from the TSR Index; those companies filing bankruptcy, if any, will remain at the bottom of the TSR Index.
    (c) The share price used for calculation of the TSR performance will be an average of the share price for the 20 trading days preceding the beginning of the Performance Period and the end of the Performance Period.
    (d) Dividends will be considered as reinvested at the ex-dividend date.
(ii) Step No. 2. Multiply the Initial Aggregate Adjusted EPS Payout Percentage by the Relative TSR Modifier to obtain the Total Payout Percent. For purposes of determining the level of achievement between Threshold and Target or between Target and Maximum, as the case may be, the level of performance will be determined based on a straight-line interpolation of the achievement levels between Threshold and Target and Target and Maximum, as applicable (rounded down to the nearest hundredth of a percent).

Relative TSR Modifier
	Threshold	Target	Maximum
Company TSR relative to the Russell 3000 Medical Equipment and Services Sector Index TSR Cumulative for the Performance Period	<= 25th percentile	50th percentile	>= 75th percentile
Relative TSR Modifier	75% payout	100%	125% payout

(iii)Step No. 3. Subject to the other provisions of this Agreement, the number of PSUs earned by the Participant shall be the Target Shares multiplied by the Initial Aggregate Adjusted EPS Payout Percentage determined in Step 2 (a) above, multiplied by the Relative TSR Modifier determined in Step 2 (b) above, which in no case may exceed 200% of the original Target Shares.
An example is provided in Exhibit A to this Agreement.
“Adjusted EPS” shall mean that term (also referred to as Adjusted Earnings Per Share) as presented in the Company’s Consolidated Statement of Operations (unaudited) attached to the press release furnished under Item 2.02 of the Company's Current Report on Form 8-K furnished to Securities Exchange Commission in connection with reporting the Company's full year adjusted earnings for a fiscal year, adjusted further as approved by the Board of Directors and/or the Committee, to eliminate or exclude the effects of unusual or non-recurring items, including but not limited to, the effect of accounting changes;  tangible and intangible asset impairment charges; fees, expenses and charges associated with debt and/or equity financing transactions, merger and acquisition activity (including the purchase or sale of a business unit or its assets and any post transaction-related claims, litigation or settlement charges); exit and realignment activities; gains/losses from asset sales not made in the ordinary course of business; regulatory or law changes; retirement plan gains/losses; gains/losses or charges associated with material litigation, regulatory, tax or insurance settlements; pandemics, natural disaster or similar events; and fluctuations in commodity prices or currency exchange rates.
“Aggregate Adjusted EPS” shall mean the sum of the Adjusted EPS for the fiscal years ending December 31 during the Performance Period.
“Performance Period” means fiscal years 2022 through 2024 (January 1, 2022 – December 31, 2024).
“Target Shares” means the number of PSUs set forth in Section 1 of this Agreement, as may be adjusted from time to time in accordance with Section 10.
(b)Effect of Termination Prior to Determination of Earned PSUs. Except as provided in subparagraphs (c), (d) and (e), no PSUs will be earned if the Participant’s employment with, and service to, the Company and its Affiliates terminates or is terminated for any reason before the later to occur of (i) the date the earned PSUs are certified by the Committee as provided in Section 3(b), or (ii) if the Committee has not certified the number of earned PSUs as required by Section 3(b), then March 15, 2025 (such later date to occur being referred to as the “Measurement Date”).
(c)Death or Disability. This subparagraph (c) applies if the Participant’s employment with, and service to, the Company and its Affiliates terminates before the Measurement Date, on account of the Participant’s death or permanent and total disability (as defined in Section 22(e)(3) of the Code). In the event of the Participant’s death prior to the Measurement Date, the number of PSUs earned by the Participant shall equal the number determined in accordance with subparagraph (a). In the event the Participant’s employment terminates before the Measurement Date due to permanent and total disability, the number of PSUs earned by the Participant shall equal the number determined in accordance with subparagraph (a) multiplied by a fraction. The numerator of the fraction shall be the number of whole months that the Participant was employed by, or providing services to, the Company or an Affiliate during the 36-month Performance Period (including any period that the Participant was absent from work for illness, injury or short-term disability, with Company or Affiliate approval, prior to termination of employment) and the denominator shall be 36.
(d)Retirement. This subparagraph (d) applies if the Participant’s employment with, and service to, the Company and its Affiliates terminates before the Measurement Date on account of the Participant’s retirement (defined below). In the event of the Participant’s retirement before the Measurement Date, the number of PSUs earned by the Participant shall equal the number determined in accordance with subparagraph (a) multiplied by a fraction. The numerator of the fraction shall be the number of whole months that the Participant was employed by, or providing services to, the Company or an Affiliate during the 36-month Performance Period and the denominator shall be 36. For purposes of this Agreement, retirement means severance from the employment of the Company (i) after completing a minimum of five (5) continuous years of active employment by the Company or its Affiliate immediately preceding Participant’s retirement; and (ii) at or after the attainment of age 55 and after completing that number of years of service with the Company that, when added to Participant’s age at the time of severance from employment, equals at least 65 or (iii) at or after the attainment of age 65.
(e)Change in Control. The Participant will earn the number of PSUs equal to Target Shares if there is a Change in Control before the Measurement Date.
(f)Adjustment for Strategic Transactions. In the event that the Company completes an acquisition, merger, divestiture or other strategic transaction (each a “Strategic Transaction”) during the Performance Period that the Committee believes in its sole discretion may have a material impact on the Company’s Adjusted EPS or Company’s TSR for the Performance Period, the Committee may, in its sole discretion without the consent or agreement of the Participant, (i) amend this Agreement to increase or decrease the Aggregated Adjusted EPS goal, change the Relative TSR Modifier or amend any other term or provision of this Agreement to take into account the expected impact of the Strategic Transaction, or (ii) cancel in its entirety this Agreement and reissue this award with modified terms and conditions to take into account the Strategic Transaction.
3.Settlement of PSUs. The PSUs will be settled in accordance with this Section 3.
(a)Administration of Award. The Committee shall administer this Agreement in accordance with the terms of the Plan. This Agreement is intended to comply both by its terms and in its operation with the applicable provisions of the Code in order to make it as tax-efficient for the Company as possible.
(b)Committee Certification. As soon as practicable after December 31, 2024 (but no later than March 15, 2025), the Committee will determine the Initial Aggregate Adjusted EPS

Payout Percentage, the Relative TSR Modifier, and resulting number of PSUs that are earned under the provisions of Section 2. The Committee’s determination shall be set forth in writing, as part of the minutes of a meeting of the Committee, by unanimous consent or otherwise. Notwithstanding the preceding sentences, a written determination of the Committee shall not be required in the case of PSUs that are earned pursuant to the provisions of Section 2(e).
(c)Earned PSUs. As soon as practicable after the Committee’s certification under subparagraph (b) (but no later than March 15, 2025), the PSUs will be adjusted to reflect the number of PSUs earned by the Participant. The earned PSUs shall be promptly settled in shares of Common Stock that are not subject to further restrictions. If the PSUs are earned pursuant to the provisions of Section 2(e), the number of shares of such PSUs to be issued under Section 2(e) shall be settled in shares of Common Stock that are not subject to further restrictions and shall be issued to the Participant on the Control Change Date.
4.Recoupment Policy. Notwithstanding any other provision in this Agreement to the contrary, the PSUs and any dividends related to either granted under this Agreement are subject to recoupment by the Company in accordance with the Company’s Policy on Recoupment of Executive Incentive Compensation in effect on the date of this Agreement, as such policy is interpreted and applied by the Company’s Board of Directors.

5.Acceptance of Agreement. Notwithstanding anything herein to the contrary, in order for the Award to become effective, the Participant must acknowledge acceptance of this Agreement no later than sixty (60) days following the date of grant. If the Agreement is not accepted within sixty (60) days, the entire Award will be forfeited and cancelled without any consideration thereof, except as otherwise determined in the Committee’s sole and absolute discretion.
6.Nontransferability. The PSUs are nontransferable except by will or by the laws of descent and distribution.
7.Shareholder Rights; Dividends. Except as otherwise specifically provided herein, the Participant shall not have any rights as a shareholder of the Company with respect to the PSUs. Upon the issuance of shares of Common Stock in settlement of the earned PSUs, the Participant shall have all of the rights of a shareholder of the Company with respect to those shares, including the right to vote the shares; provided, that the right to receive dividends shall be controlled by Section 15 hereof. Stock received as a dividend on, or in connection with a stock split of any shares of Common Stock issued in settlement of the earned PSUs shall be subject to the same vesting restrictions as the earned PSUs. The Participant’s right to receive any extraordinary dividends or distributions with respect to earned PSUs shall be at the sole discretion of the Committee, but in the event of any such extraordinary event, the Committee shall take action appropriate to preserve the value of, and to prevent the unintended enhancement of value in, such earned PSUs.
8.Withholding. The Participant may be required to pay to the Company, and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the PSUs, their grant or vesting or any payment or transfer with respect to the PSUs and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes. Any withholding tax obligations required hereunder shall be satisfied by withholding or reducing the number of PSUs, as determined by the Company, otherwise issuable to Participant upon the settlement of the PSUs (i.e., “Net Shares” election).

9.No Right to Continued Employment. The award and settlement of the PSUs does not give Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his or her employment at any time.

10.Change in Capital Structure. The number of PSUs and the performance criteria in Section 2 (or, after any settlement of the PSUs) shall be adjusted as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups subdivisions or consolidations of shares, other similar changes in capitalization or such other events as are described in the Plan.
11.Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.
12.Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the plan as in effect on the Date of Grant.
13.Participant Bound by Plan. Participant hereby acknowledges that a copy of the Plan has been made available to him or her and he or she agrees to be bound by all the terms and provisions of the Plan.
14.Binding Effect. Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon Participant and his or her successors in interest and the successors of the Company.
15.    Dividend Equivalents. Any dividends that would have been paid on any earned PSUs prior to settlement if the earned PSUs had been actual shares of Common Stock outstanding during the period from the Date of Grant through the date of issuance of the Common Stock upon settlement of the PSUs shall be accumulated without interest by the Company and paid to Participant at settlement. No dividends will be paid on the PSUs if the PSUs were not earned and issued hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OWENS & MINOR, INC.

By: _________________________________
    Edward A. Pesicka
    President & Chief Executive Officer

By: __________________________________
    Participant Name

Exhibit A
Example of Earned PSU Award
rTSR modifier using Russell 3000 Medical Equipment and Services Sector Index

1.Determine Initial Aggregate Adjusted EPS Payout Performance

Initial Aggregate Adjusted EPS Payout Performance
	Threshold	Target	Maximum
Initial Aggregate Adjusted EPS Goal Cumulative Performance Period	[____]	[____]	[____]
Initial Aggregate Adjusted EPS Payout Percentage	0%	100%	200%

Example: OMI aggregate adjusted EPS over the 3-year Performance Period (1/1/2022 – 12/31/2024) is: [____]
–[____]- [____] spread = [____], actual example of [____] is [____] over the target, which is [____] [____]) of the spread from Target to Maximum, resulting in a [____] of target payout

2.Determine Relative TSR Performance

Relative TSR Modifier
	Threshold	Target	Maximum
Company TSR relative to the Russell 3000 Medical Equipment and Services Sector Index TSR Cumulative for the Performance Period	<= 25th percentile	50th percentile	>= 75th percentile
Relative TSR Modifier	75% payout	100%	125% payout

Example: OMI TSR over the 3-year Performance Period (1/1/2022 – 12/31/2024) is measured as a percentile of the Index TSR results, with the start and end points of the Performance Period each determined as the stock price over the prior 20 trading days.
–Example: [____] percentile achievement = [____] modifier

3.Determine PSU award
Example: Multiply the result from steps 1 and 2, for a combined multiplier, in this case of [____] of target ([____]). If initial PSU grant was [____] PSUs, final award will be [____] or [____] shares.

Please reference the entire grant agreement for detailed terms and conditions, this is an example only.